1
ROYALTY PHARMA REPORTS Q4 AND FULL YEAR 2025 RESULTS
•Portfolio Receipts of $874 million in Q4 2025 and $3,254 million for FY 2025
•Portfolio Receipts growth of 18% in Q4 2025 and 16% for FY 2025
•Net cash provided by operating activities of $827 million in Q4 2025 and $2,490 million for FY 2025
•Full year 2026 guidance: Portfolio Receipts expected to be $3,275 million to $3,425 million
NEW YORK, NY, February 11, 2026 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the fourth quarter and full year 2025 and introduced full year 2026 guidance for Portfolio Receipts.
“We had one of the most remarkable years in Royalty Pharma’s history in 2025,” said Pablo Legorreta, Royalty Pharma’s
Chief Executive Officer and Chairman of the Board. “We grew Portfolio Receipts by 16%, driven by the strength of our diversified portfolio, we returned a record amount of capital to shareholders and we deployed $2.6 billion on royalty transactions, including our highest year ever for announced synthetic royalty transactions. Further, we achieved an important milestone with the successful internalization of our external manager. Looking ahead, our deal pipeline remains robust and we anticipate multiple events for our development-stage pipeline in 2026 - including pivotal study results for daraxonrasib, pelacarsen and litifilimab - that could unlock additional value. I am confident 2026 will be another year of exciting progress towards strengthening our leadership position in the rapidly growing royalty market and pursuing our goal to be the premier capital allocator in life sciences with consistent, compounding growth.”
Strong double-digit growth in Royalty Receipts and Portfolio Receipts
•Royalty Receipts grew 17% to $856 million in the fourth quarter and 13% to $3,127 million in 2025, primarily driven by Voranigo, Trelegy, Tremfya and the cystic fibrosis franchise.
•Portfolio Receipts increased by 18% to $874 million in the fourth quarter and 16% to $3,254 million in 2025.
Balanced capital allocation approach drives value creation
•Capital Deployment of $2.6 billion; added royalties on nine(8) therapies to portfolio in the year, including a ground-
breaking partnership with Revolution Medicines for Phase 3 therapy daraxonrasib for pancreatic cancer.
•Repurchased 37 million Class A ordinary shares for $1.2 billion in 2025, including $75 million in the fourth quarter.
•Increased quarterly dividend by 7% in the first quarter of 2026.
Positive clinical and regulatory updates across royalty portfolio in 2025
•FDA approvals of Cytokinetics' Myqorzo (formerly aficamten) in obstructive hypertrophic cardiomyopathy and
Johnson & Johnson's Tremfya in Crohn's disease and ulcerative colitis.
•Positive Phase 3 results for Teva's TEV-'749 in schizophrenia, Gilead's Trodelvy in 1L metastatic triple negative breast cancer, Emalex's ecopipam in Tourette's syndrome and Pharvaris' deucrictibant in hereditary angioedema.
Financial guidance for full year 2026 (excludes contribution from future transactions)
•Royalty Pharma expects 2026 Portfolio Receipts to be between $3,275 million and $3,425 million.
•2026 Portfolio Receipts guidance includes expected growth in Royalty Receipts of 3% to 8%.
Financial & Liquidity Summary

	Three Months Ended December 31,			Twelve Months Ended December 31,
	(unaudited)
($ and shares in millions)	2025	2024	Change	2025	2024	Change
Portfolio Receipts	874	742	18%	3,254	2,801	16%
Net cash provided by operating activities	827	743	11%	2,490	2,769	(10)%
Adjusted EBITDA (non-GAAP)*	816	669	22%	2,966	2,565	16%
Portfolio Cash Flow (non-GAAP)*	815	678	20%	2,724	2,452	11%
Weighted average Class A ordinary shares outstanding - diluted	556	589	(6)%	564	594	(5)%
*See “Liquidity and Capital Resources” section. Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures calculated in accordance with the credit agreement.

2
2026 Financial Outlook
Royalty Pharma has provided guidance for full year 2026, excluding new transactions and borrowings announced after the date of this release, as follows:

Provided February 11, 2026
Portfolio Receipts	$3,275 million to $3,425 million
Payments for operating and professional costs	5.5% to 6.5% of Portfolio Receipts
Interest paid	$350 million to $360 million
Portfolio Receipts is defined as the sum of Royalty Receipts and Milestones and other contractual receipts. The above
Portfolio Receipts guidance includes expected Royalty Receipts growth of 3% to 8% in 2026.
Royalty Pharma’s full year 2026 guidance reflects an estimated foreign exchange impact of approximately +1% to Portfolio
Receipts, assuming current foreign exchange rates prevail for the rest of 2026.
Payments for operating and professional costs in 2026 are expected to decrease as a percentage of Portfolio Receipts, compared to 8.9% in 2025, primarily due to extinguishment of the management fee following the completion of the internalization transaction on May 16, 2025.
Total interest paid is based on the semi-annual interest payment schedule of Royalty Pharma’s existing notes and the quarterly interest payment schedule for the term loan assumed as part of the internalization transaction. In 2026, Royalty
Pharma anticipates interest paid to be approximately $350 million to $360 million(5), with approximately $175 million in each of the first and third quarters of 2026. De minimis amounts are anticipated in the second and fourth quarters of 2026.
These projections assume no additional debt financing in 2026, including no drawdown on the revolving credit facility. In
2025, Royalty Pharma collected interest of $34 million on its cash and cash equivalents.
Royalty Pharma today provides this guidance based on its most up-to-date view of its prospects. This guidance assumes no major unforeseen adverse events or changes in foreign exchange rates and excludes the contributions from transactions announced subsequent to the date of this press release.

3
Portfolio Receipts Highlights

			Three Months Ended December 31,
			(unaudited)
($ in millions)			2025	2024	Change
Products:	Marketers:	Therapeutic Area:
Cystic fibrosis franchise	Vertex	Rare disease	251	237	6%
Trelegy	GSK	Respiratory	95	74	28%
Tysabri	Biogen	Neuroscience	65	61	7%
Evrysdi	Roche	Rare disease	64	56	15%
Tremfya	Johnson & Johnson	Immunology	56	39	44%
Xtandi	Pfizer, Astellas	Oncology	53	46	16%
Imbruvica	AbbVie, Johnson & Johnson	Oncology	40	46	(13)%
Voranigo	Servier	Oncology	39	5	*
Promacta	Novartis	Hematology	27	44	(38)%
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Oncology	22	20	13%
Spinraza	Biogen	Rare disease	14	15	(4)%
Erleada	Johnson & Johnson	Oncology	13	11	18%
Trodelvy	Gilead	Oncology	12	11	8%
Imdelltra	Amgen	Oncology	10	—	n/a
Other products(6)			96	67	43%
Royalty Receipts			856	729	17%
Milestones and other contractual receipts			18	13	42%
Portfolio Receipts			874	742	18%
*Percentage change is not meaningful.
Amounts shown in the table may not add due to rounding. Results for full year 2025 and 2024 are shown in Table 5.
Royalty Receipts was $856 million in the fourth quarter of 2025, an increase of 17% compared to $729 million in the fourth quarter of 2024. The increase was primarily driven by Voranigo, Trelegy, Tremfya and the cystic fibrosis franchise, which was partially offset by a decline from Promacta due to U.S. generic competition which launched in May 2025.
Portfolio Receipts was $874 million in the fourth quarter of 2025, an increase of 18% compared to $742 million in the fourth quarter of 2024, primarily driven by the same Royalty Receipts increases noted above.

4
Liquidity and Capital Resources
Royalty Pharma’s liquidity and capital resources are summarized below:
As of December 31, 2025, Royalty Pharma had cash and cash equivalents of $619 million and total debt with principal value of $9.2 billion.
In 2025, Royalty Pharma paid a quarterly dividend of $0.22 per share, equating to $512 million in dividends and distributions. In the first quarter of 2026, Royalty Pharma increased its quarterly dividend by 7% to $0.235 per share.
In January 2025, Royalty Pharma announced a new share repurchase program under which it may repurchase up to $3.0 billion of its Class A ordinary shares. Royalty Pharma repurchased approximately two million Class A ordinary shares for
$75 million in the fourth quarter and 37 million shares for $1.2 billion for the full year of 2025. The weighted-average number of diluted Class A ordinary shares outstanding for the fourth quarter of 2025 was 556 million, a decline of 6% as compared to 589 million for the fourth quarter of 2024. The weighted-average number of diluted Class A ordinary shares outstanding for full year 2025 was 564 million as compared to 594 million for full year 2024.
In January 2025, Royalty Pharma accelerated its return by selling the MorphoSys Development Funding Bonds for $511 million. This payment, combined with quarterly repayments received prior to the sale, resulted in total cash proceeds of
$530 million on the $300 million investment that was made in September 2022. The proceeds provided added flexibility to pursue the company's dynamic capital allocation strategy.
Liquidity Summary

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)
($ in millions)	2025	2024	2025	2024
Portfolio Receipts	874	742	3,254	2,801
Payments for operating and professional costs	(58)	(72)	(288)	(236)
Adjusted EBITDA (non-GAAP)	816	669	2,966	2,565
Interest (paid)/received, net	(0)	8	(242)	(113)
Portfolio Cash Flow (non-GAAP)	815	678	2,724	2,452
Amounts may not add due to rounding.
•Adjusted EBITDA (non-GAAP) was $816 million in the fourth quarter of 2025. Adjusted EBITDA is calculated as
Portfolio Receipts minus payments for operating and professional costs.
•Portfolio Cash Flow (non-GAAP) was $815 million in the fourth quarter of 2025. Portfolio Cash Flow is calculated as Adjusted EBITDA minus interest paid or received, net. This measure reflects the cash generated by Royalty
Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases, or utilized for other discretionary investments.
Refer to Table 4 for Royalty Pharma’s reconciliation of each non-GAAP measure to the most directly comparable GAAP financial measure, net cash provided by operating activities.
Capital Deployment reflects cash payments during the period for new and previously announced transactions. Capital
Deployment was $887 million in the fourth quarter of 2025, consisting primarily of upfront payments for the Amvuttra, zidesamtinib and neladalkib royalty transactions and remaining royalties on Evrysdi (see 'Royalty Transactions'), as well as the Cytokinetics Commercial Launch Funding and research and development funding for litifilimab. Capital Deployment for the full year 2025 amounted to $2.6 billion.

5
The table below details Capital Deployment by category:
Capital Deployment

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)
($ in millions)	2025	2024	2025	2024
Purchases of available for sale debt securities	(100)	—	(175)	(150)
Acquisitions of financial royalty assets	(734)	(496)	(1,698)	(2,506)
Acquisitions of other financial assets	—	—	—	(18)
Development-stage funding payments	(51)	(1)	(452)	(2)
Milestone payments	(3)	(25)	(271)	(75)
Investments in equity method investees	—	—	—	(11)
Contributions from legacy non-controlling interests - R&D	—	0	0	1
Capital Deployment	(887)	(522)	(2,596)	(2,761)
Amounts may not add due to rounding.
Royalty Transactions
During 2025, Royalty Pharma announced new transactions of up to $4.7 billion which reflects the entire amount of potential capital committed for new transactions, including potential future milestones.
Recent transactions include:
•In January 2026, Royalty Pharma announced a funding agreement with Teva Pharmaceuticals for TEV-’408 for up to $500 million. The agreement includes $75 million to co-fund a Phase 2b study for vitiligo targeted for 2026.
Based on the future results from the Phase 2b study in vitiligo, Royalty Pharma will have an option to provide an additional $425 million to co-fund the Phase 3 development program.
•In December 2025, Royalty Pharma acquired the remaining royalties on Roche's Evrysdi for the treatment of spinal muscular atrophy from PTC Therapeutics for an upfront payment of $240 million and up to $60 million in sales-
based milestones.
•In December 2025, Royalty Pharma acquired a pre-existing royalty interest in Nuvalent's neladalkib and zidesamtinib from an undisclosed party for up to $315 million, including an upfront payment of $155 million.
Neladalkib and zidesamtinib are next-generation tyrosine kinase inhibitors (TKIs). Neladalkib is in development for patients with anaplastic lymphoma kinase (ALK) mutation-positive non-small cell lung cancer (NSCLC) and zidesamtinib is in development for ROS proto-oncogene 1 (ROS1) mutation-positive NSCLC.
•In December 2025, Royalty Pharma announced a transaction to acquire a royalty interest in Denali Therapeutics’
tividenofusp alfa for up to $275 million. Tividenofusp alfa is Denali’s lead investigational TransportVehicle-enabled enzyme replacement therapy for the treatment of mucopolysaccharidosis type II (MPS II, or Hunter syndrome).
Royalty Pharma will make a $200 million payment contingent on U.S. Food and Drug Administration (FDA)
accelerated approval and a $75 million payment on European Medicines Agency (EMA) approval if achieved by
December 31, 2029.
The information in this section should be read together with Royalty Pharma’s reports and documents filed with the SEC at
www.sec.gov and the reader is also encouraged to review all other press releases and information available in the Investors section of Royalty Pharma’s website at www.royaltypharma.com.

6
Key Developments Relating to the Portfolio
The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products.

Spinraza	In January 2026, Biogen announced that the European Commission granted marketing authorization for a high dose regimen of Spinraza for spinal muscular atrophy.
pelabresib
In January 2026, Novartis announced plans to submit a European Union regulatory filing for pelabresib in 2026, and that it would begin a new Phase 3 study in 2026 in the United States,
Canada and Japan.

obexelimab
In January 2026, Zenas BioPharma (Zenas) announced positive results from the Phase 3
INDIGO trial of obexelimab in Immunoglobulin G4-related disease (lgG4-RD), which met the primary endpoint demonstrating a clinically meaningful and highly statistically significant reduction in risk of lgG4-RD flare. Zenas anticipates submitting a Biologics License
Application (BLA) in Q2 2026 and a Marketing Authorization Application to the EMA in the
second half of 2026.
In October 2025, Zenas announced positive results from the Phase 2 trial of obexelimab in relapsing multiple sclerosis, which demonstrated a highly statistically significant 95% relative reduction in new gadolinium (Gd)-enhancing T1 lesions over week 8 and week 12 compared with placebo. Zenas anticipates reporting 24-week data in the first quarter of 2026.

Myqorzo (aficamten)	In December 2025, Cytokinetics announced the FDA approval of Myqorzo for the treatment of adults with symptomatic obstructive hypertrophic cardiomyopathy.
TEV-'749	In December 2025, Teva Pharmaceuticals submitted a New Drug Application to the FDA for olanzapine LAI for the treatment of schizophrenia in adults.
deucrictibant
In December 2025, Pharvaris announced positive topline data from the RAPIDe-3 pivotal
Phase 3 study, which met its primary endpoint and all secondary efficacy endpoints with statistical significance. The data will serve as the basis for marketing authorization applications expected to be filed in first half of 2026.

Cobenfy
In December 2025, Bristol Myers Squibb announced that it will enroll additional patients in the Phase 3 ADEPT-2 study of Cobenfy in psychosis associated with Alzheimer’s disease.
Following consultation with the FDA and a review by the independent Data Monitoring
Committee, the study will continue as planned with results expected by the end of 2026.

Imdelltra
In November 2025, Amgen announced that the FDA granted full approval to Imdelltra for the treatment of adult patients with extensive stage small cell lung cancer (ES-SCLC) with disease progression on or after platinum-based chemotherapy, converting Imdelltra’s prior accelerated approval into a full approval.

Tysabri	In November 2025, Sandoz announced the U.S. launch of Tyruko, the first and only FDA- approved biosimilar to Biogen’s Tysabri.
Trodelvy
In November 2025, Gilead announced the Phase 3 ASCENT-07 study investigating Trodelvy as a first-line (1L) treatment for HR+/HER2-negative metastatic breast cancer patients did not meet the primary endpoint of progression-free survival. Overall survival is a key secondary endpoint and was not mature at the time of the primary analysis.
In October 2025, Gilead announced that based on the positive Phase 3 updates from
ASCENT-03 and ASCENT-04, it has submitted two supplemental BLAs for Trodelvy in 1L metastatic triple-negative breast cancer and expects regulatory decisions in 2026.

daraxonrasib
In October 2025, Revolution Medicines announced that the FDA granted a non-transferrable voucher for daraxonrasib under the Commissioner’s National Priority Voucher pilot program, which accelerates target review times to 1-2 months versus 6+ months.

litifilimab
In October 2025, Biogen announced that both litifilimab Phase 3 studies for systemic lupus erythematosus are fully enrolled with expected data readout for both studies accelerated to the second half of 2026.

7
Financial Results Call
Royalty Pharma will host a conference call and simultaneous webcast to discuss its fourth quarter and full year 2025 results today at 8:00 a.m., Eastern Time. Please visit the “Investors” page of the company’s website at https://
www.royaltypharma.com/investors/events to obtain conference call information and to view the live webcast. A replay of the conference call and webcast will be archived on the company’s website for at least 30 days.
About Royalty Pharma plc
Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty
Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta and Alyftrek, GSK’s Trelegy, Biogen’s Tysabri and Spinraza, Roche’s Evrysdi, Astellas
and Pfizer’s Xtandi, Johnson & Johnson’s Tremfya, AbbVie and Johnson & Johnson’s Imbruvica, Servier’s Voranigo, Gilead’s
Trodelvy, Amgen’s Imdelltra and Alnylam’s Amvuttra, among others, and 20 development-stage product candidates.
Forward-Looking Statements
The information set forth herein does not purport to be complete or to contain all of the information you may desire.
Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof.
This document contains statements that constitute “forward-looking statements” as that term is defined in the United
States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities, market growth and plans for capital deployment, plus the benefits of the internalization transaction, including expected accretion, enhanced alignment with shareholders, increased investment returns, expectations regarding management continuity, transparency and governance, and the benefits of simplification to its structure. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,”
“plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.
Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source.
For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and
Exchange Commission ("SEC") by visiting EDGAR on the SEC's website at www.sec.gov.

8
Portfolio Receipts
Portfolio Receipts is a key performance metric that represents Royalty Pharma’s ability to generate cash from Royalty
Pharma’s portfolio investments, the primary source of capital that is deployed to make new portfolio investments. Portfolio
Receipts is defined as the sum of Royalty Receipts and Milestones and other contractual receipts. Royalty Receipts includes variable payments based on sales of products, net of contractual payments to the legacy non-controlling interests, that are attributed to Royalty Pharma.
Milestones and other contractual receipts include sales-based or regulatory milestone payments and other fixed contractual receipts, net of contractual payments to legacy non-controlling interests, that are attributed to Royalty Pharma.
Portfolio Receipts does not include royalty receipts and milestones and other contractual receipts that were received on an accelerated basis under the terms of the agreement governing the receipt or payment. Portfolio Receipts also does not include proceeds from equity securities or proceeds from purchases and sales of marketable securities, both of which are not central to Royalty Pharma’s fundamental business strategy, and excludes the $511 million in 2025 proceeds from the sale of the MorphoSys Development Funding Bonds.
Portfolio Receipts is calculated as the sum of the following line items from Royalty Pharma’s GAAP consolidated statements of cash flows: Cash collections from financial royalty assets, Cash collections from intangible royalty assets, Other royalty cash collections, Proceeds from available for sale debt securities and Distributions from equity method investees less
Distributions to legacy non-controlling interests - Portfolio Receipts, which represent contractual distributions of Royalty
Receipts, milestones and other contractual receipts to the Legacy Investors Partnerships.
Use of Non-GAAP Measures
Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures that exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. Management believes that Adjusted EBITDA and Portfolio
Cash Flow are important non-GAAP measures used to analyze liquidity because they are key components of certain material covenants contained within Royalty Pharma’s credit agreement. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted EBITDA and Portfolio Cash Flow may not be the same as similar measures used by other companies or analysts. These non-GAAP liquidity measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under
GAAP.
The definitions of Adjusted EBITDA and Portfolio Cash Flow used by Royalty Pharma are the same as the definitions in the credit agreement. Noncompliance with the interest coverage ratio, leverage ratio and Portfolio Cash Flow ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If
Royalty Pharma cannot satisfy these covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA and Portfolio Cash Flow are critical to the assessment of Royalty
Pharma’s liquidity.
Adjusted EBITDA and Portfolio Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Management uses Adjusted EBITDA and Portfolio Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, debt repayments, dividends and other discretionary investments. Further, these non-GAAP liquidity measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities.
The company has provided reconciliations of these non-GAAP liquidity measures to the most directly comparable GAAP financial measure, being net cash provided by operating activities in Table 4.
Royalty Pharma Investor Relations and Communications
+1 (212) 883-6772
ir@royaltypharma.com

9
Royalty Pharma plc
Condensed Consolidated Statements of Operations (unaudited)
Table 1

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	2025	2024	2025	2024
Income and other revenues
Income from financial royalty assets	592	562	2,261	2,149
Other royalty income and revenues	30	32	117	114
Total income and other revenues	622	594	2,378	2,264
Operating expense/(income)
Provision for changes in expected cash flows from financial royalty assets	23	164	(296)	732
Provision for credit losses on unfunded commitments	(4)	—	89	—
Research and development funding expense	51	1	452	2
General and administrative expenses (includes 126, 291, 1, and 3 of share- based compensation expense for the three months and twelve months ended December 31, 2025 and 2024, respectively)	164	68	573	237
Total operating expense, net	234	232	819	971
Operating income	388	362	1,560	1,292
Other (income)/expense
Equity in earnings of equity method investees	(4)	(32)	(29)	(30)
Interest expense	94	66	308	226
Other income, net	(58)	(7)	(43)	(234)
Total other expense/(income), net	32	27	235	(38)
Consolidated net income before tax	356	334	1,324	1,331
Income tax expense	—	—	—	—
Consolidated net income	356	334	1,324	1,331
Net income attributable to non-controlling interests	142	126	553	472
Net income attributable to Royalty Pharma plc	214	208	771	859
Amounts may not add due to rounding.

10
Royalty Pharma plc
Selected Balance Sheet Data (unaudited)
Table 2

($ in millions)	As of December 31, 2025	As of December 31, 2024
Cash and cash equivalents	619	929
Total current and non-current financial royalty assets, net	17,063	15,911
Total assets	19,621	18,223
Current portion of long-term debt	380	998
Long-term debt, net of current portion	8,571	6,615
Total liabilities	9,906	7,880
Total shareholders’ equity	9,715	10,342

11
Royalty Pharma plc
Consolidated Statements of Cash Flows (unaudited)
Table 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	2025	2024	2025	2024
Cash flows from operating activities:
Cash collections from financial royalty assets	916	777	3,355	2,983
Cash collections from intangible royalty assets	0	0	1	15
Other royalty cash collections	29	30	114	109
Distributions from equity method investees	—	—	13	13
Interest received	6	9	34	46
Development-stage funding payments	(51)	(1)	(452)	(2)
Payments for operating and professional costs	(58)	(72)	(288)	(236)
Payments for Employee EPAs	(9)	—	(11)	—
Interest paid	(7)	(1)	(276)	(160)
Net cash provided by operating activities	827	743	2,490	2,769
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	—	(74)	—
Distributions from equity method investees	5	3	105	24
Investments in equity method investees	—	—	—	(11)
Purchases of equity securities	(54)	—	(58)	(63)
Proceeds from equity securities	35	—	35	99
Purchases of available for sale debt securities	(100)	—	(175)	(150)
Proceeds from available for sale debt securities	3	13	21	20
Proceeds from sales of available for sale debt securities	—	—	511	—
Acquisitions of financial royalty assets	(734)	(496)	(1,698)	(2,506)
Acquisitions of other financial assets	—	—	—	(18)
Milestone payments	(3)	(25)	(271)	(75)
Other	—	—	(9)	2
Net cash used in investing activities	(848)	(506)	(1,614)	(2,678)
Cash flows from financing activities:
Distributions to legacy non-controlling interests - Portfolio Receipts	(79)	(81)	(355)	(362)
Distributions to continuing non-controlling interests	(41)	(31)	(167)	(125)
Dividends to shareholders	(94)	(94)	(378)	(376)
Repurchases of Class A ordinary shares	(81)	(53)	(1,227)	(230)
Contributions from legacy non-controlling interests - R&D	—	0	0	1
Contributions from non-controlling interests - other	—	1	6	4
Proceeds from revolving credit facility	—	—	1,275	—
Repayment of revolving credit facility	—	—	(1,275)	—
Repayment of long-term debt	—	—	(1,000)	—
Proceeds from issuance of long-term debt, net of discount	—	—	1,954	1,471
Debt issuance costs and other	(3)	0	(17)	(13)
Other	(2)	0	(2)	(9)
Net cash (used in)/provided by financing activities	(300)	(257)	(1,186)	361
Net change in cash and cash equivalents	(320)	(20)	(310)	452
Cash and cash equivalents, beginning of period	939	950	929	477
Cash and cash equivalents, end of period	619	929	619	929
EPAs: Equity Performance Awards. Amounts may not add due to rounding.

12
Royalty Pharma plc
GAAP to Non-GAAP Reconciliation (unaudited)
Table 4

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	2025	2024	2025	2024
Net cash provided by operating activities (GAAP)	827	743	2,490	2,769
Adjustments:
Proceeds from available for sale debt securities(7)	3	13	21	20
Distributions from equity method investees(7)	5	3	105	24
Interest paid/(received), net(7)	0	(8)	242	113
Development-stage funding payments	51	1	452	2
Distributions to legacy non-controlling interests - Portfolio Receipts(7)	(79)	(81)	(355)	(362)
Payments for Employee EPAs	9	—	11	—
Adjusted EBITDA (non-GAAP)	816	669	2,966	2,565
Interest (paid)/received, net(7)	(0)	8	(242)	(113)
Portfolio Cash Flow (non-GAAP)	815	678	2,724	2,452
EPAs: Equity Performance Awards. Amounts may not add due to rounding.

13
Royalty Pharma plc
Fourth Quarter and Full Year Portfolio Receipts Highlights (unaudited)
Table 5

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions)	2025	2024	Change	2025	2024	Change
Products:
Cystic fibrosis franchise	251	237	6%	917	857	7%
Trelegy	95	74	28%	332	284	17%
Tysabri	65	61	7%	250	262	(5)%
Evrysdi	64	56	15%	202	174	16%
Xtandi	53	46	16%	197	169	17%
Tremfya	56	39	44%	178	140	28%
Imbruvica	40	46	(13)%	170	191	(11)%
Promacta	27	44	(38)%	142	158	(11)%
Voranigo	39	5	*	118	5	*
Cabometyx/Cometriq	22	20	13%	85	73	16%
Spinraza	14	15	(4)%	52	45	17%
Trodelvy	12	11	8%	47	43	8%
Erleada	13	11	18%	46	39	18%
Imdelltra	10	—	n/a	10	—	n/a
Other products(6)	96	67	43%	381	333	15%
Royalty Receipts	856	729	17%	3,127	2,771	13%
Milestones and other contractual receipts	18	13	42%	128	31	314%
Portfolio Receipts	874	742	18%	3,254	2,801	16%
*Percentage change is not meaningful.
Amounts may not add due to rounding.

14
Royalty Pharma plc
Description of Approved Indications for Select Portfolio Therapies
Table 6

Cystic fibrosis franchise	Cystic fibrosis
Trelegy	Chronic obstructive pulmonary disease and asthma
Tysabri	Relapsing forms of multiple sclerosis
Evrysdi	Spinal muscular atrophy
Tremfya	Plaque psoriasis, psoriatic arthritis, ulcerative colitis and Crohn’s disease
Xtandi	Prostate cancer
Imbruvica	Hematological malignancies and chronic graft versus host disease
Voranigo	Low-grade glioma
Promacta	Chronic immune thrombocytopenia purpura and aplastic anemia
Cabometyx/Cometriq	Kidney, liver and thyroid cancer
Spinraza	Spinal muscular atrophy
Erleada	Prostate cancer
Trodelvy	Breast cancer
Imdelltra	Small cell lung cancer

15
Notes
(1)Portfolio Receipts is defined above in the section entitled “Portfolio Receipts.”
(2)Adjusted EBITDA is defined under the credit agreement as Portfolio Receipts minus payments for operating and professional costs. Operating and professional costs reflect Payments for operating and professional costs from the GAAP consolidated statements of cash flows. See GAAP to Non-
GAAP reconciliation in Table 4.
(3)Portfolio Cash Flow is defined under the credit agreement as Adjusted EBITDA minus interest paid or received, net. See GAAP to Non-GAAP reconciliation in Table 4. Portfolio Cash Flow reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases or utilized for other discretionary investments.
(4)Capital Deployment is calculated as the summation of the following line items from Royalty Pharma’s GAAP consolidated statements of cash flows:
Investments in equity method investees, Purchases of available for sale debt securities, Acquisitions of financial royalty assets, Acquisitions of other financial assets, Milestone payments, Development-stage funding payments less Contributions from legacy non-controlling interests - R&D.
(5)The term loan that Royalty Pharma assumed as part of the Internalization has a Secured Overnight Financing Rate (SOFR) based variable interest rate. Royalty Pharma estimated the related interest payment for 2026 based on the forward curve as of February 5, 2026.
(6)Other products primarily include Royalty Receipts on the following products: Crysvita, Emgality, Entyvio, Farxiga/Onglyza, IDHIFA, Nesina, Nurtec
ODT, Orladeyo, Prevymis, Soliqua and distributions from the Legacy SLP Interest, which is presented as Distributions from equity method investees on the GAAP consolidated statements of cash flows.
(7)The table below shows the line item for each adjustment and the direct location for such line item on the GAAP consolidated statements of cash flows.

Reconciling Adjustment	Statements of Cash Flows Classification
Interest (paid)/received, net	Operating activities (Interest paid less Interest received)
Distributions from equity method investees	Investing activities
Proceeds from available for sale debt securities	Investing activities
Distributions to legacy non-controlling interests - Portfolio Receipts	Financing activities
(8)Includes royalty interest on Denali’s tividenofusp alfa which is contingent on its FDA accelerated approval.